Exhibit 21.0

List of Subsidiaries

Registrant: Jefferson Bancshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Jefferson Federal Bank	100%	United States

State of Franklin Statutory Trust II	100%	Delaware

Jefferson Federal Bank

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

State of Franklin Real Estate, Inc.	100%	Tennessee